Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 (No. 333-110365) to Registration Statement on Form S-1 (No. 333-110365) and to Registration Statement on Form S-4 (No. 333-129314) and related Prospectus of etrials Worldwide, Inc. for the registration of 13,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 20, 2007, with respect to the consolidated financial statements of etrials Worldwide, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
May 14, 2007